EXHIBIT 99.1

SOURCE: AMS Health Sciences, Inc.

CONTACT: Robin Jacob
405-419-5802

AMS Health Sciences, Inc. Announces
First Quarter 2006 Financial Results

AMS Health Sciences, Inc (AMEX: AMM) announces a profit from continuing operations of $19,401 for the three months ended March 31, 2006 compared to a loss of $1,314,605 for the same period in 2005. Results for the three months ended March 31, 2006, including discontinued operations, was a net loss of $316,314. President and CEO Dr. Jerry W. Grizzle said, “To say that we are proud to announce an operating profit is an understatement. We have focused on getting our expenses back in alignment with our sales levels, eliminating non-producing assets and concentrating on driving sales and new associate membership.” “Even taking into account the $335,715 allowance from the discontinued operations of Heartland Cup, we lowered the net loss per share to ($0.04) from ($0.19) in the first quarter of 2005,” said Grizzle.

Net Sales for the period ended March 31, 2006 were $2,351,713. This represents a decrease of $1,699,045 or 41.5% reduction from the same period in 2005. The decrease is directly attributable to a free trial program being offered in 2005. The free trial program created an increase in sales however customers dropped their associate membership after receiving the initial free product.

Cost of sales decreased by $1,979,979 from $3,542,133 to $1,565,154 when compared to the same period in 2005. Cost of sales returned to it historical level as a percentage of sales of 66.6%. During the first quarter of 2005, the free trial program mentioned above increased cost of sales to 88.1%, as a percentage of sales.

Total marketing and administrative expenses decreased by $990,965 to $830,664, or 35.3% of net sales, during the first quarter of 2006. During the same period in 2005 total marketing and administrative expense were $1,821,629 or 45.3% of net sales.

“Our objectives have been to return the Company to profitability, divest ourselves of non-core businesses, retain our American Stock Exchange listing and increase shareholder value. I think our first quarter results indicate that we are on target to reach our objectives,” said Grizzle.

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the United States and Canada. More information about the Company is available at http://www.amsonline.com.